Exhibit 4.1

DESCRIPTION OF COMMON STOCK OF KOSS CORPORATION

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following information is a summary of information concerning the common stock, par value $0.005 per share (the “Common Stock”), of Koss Corporation (“we,” “our,” or “us”) and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws, as amended (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Authorized Common Stock

The Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Common Stock. Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Voting

Each holder of Common Stock is entitled to one vote for each such share outstanding in the holder’s name. The Certificate of Incorporation does not provide for cumulative voting by holders of Common Stock in their voting for directors.

Dividends

Holders of Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose.

Rights and Preferences

Shares of Common Stock are neither redeemable nor convertible. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payments of all debts and other liabilities.

Anti-Takeover Provisions

The provisions of Delaware law, the Certificate of Incorporation and the By-laws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●

subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 generally defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Certificate of Incorporation and By-Laws Provisions

The Certificate of Incorporation and the By-Laws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of us. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued Common Stock.    One of the effects of the existence of authorized but unissued Common Stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting.    The Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Director Vacancies.    The By-Laws provide that all vacancies may be filled by the Board of Directors.

Stockholder Action; Special Meeting of Stockholders.    The By-Laws provide that stockholders may act by written consent. However, stockholders pursuing an action by written consent will be required to comply with certain notice and record date requirements that are set forth in the DGCL. A special meeting of stockholders may be called by the chairman of the board of directors, the president, the chief executive officer, the chief operating officer or the board of directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, or by request of the holders of record of at least 10% of outstanding shares of Common Stock. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting. Therefore, stockholders holding less than 10% of issued and outstanding Common Stock, without the assistance of management, may be unable to propose a vote on any transaction which may delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders.

Listing on the Nasdaq Capital Market

Shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “KOSS.”

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